EXHIBIT 99.1

BKD, LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee, Board of Directors and Stockholders

First West Virginia Bancorp, Inc.

Wheeling, West Virginia

We have reviewed the accompanying consolidated balance sheet of First West Virginia Bancorp, Inc. as of June 30, 2014 and the related consolidated statements of income and comprehensive income (loss) for the three-month and six-month periods ended June 30, 2014 and 2013, and changes in stockholders’ equity and cash flows for the six-month periods ended June 30, 2014 and 2013. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2013 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated March 28, 2014, we expressed an unqualified opinion on those consolidated financial statements.

/s/ BKD, LLP
Indianapolis, Indiana

August 14, 2014